Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-221282 and No. 333-217561) of Select Energy Services, Inc. of our report dated March 25, 2017 relating to the financial statements of Rockwater Energy Solutions, Inc., which appear in this Current Report on Form 8-K/A of Select Energy Services, Inc.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 12, 2018